SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

   Filed by the registrant                       [X]
   Filed by a party other than the registrant
   Check the appropriate box:
   [ ]     Preliminary proxy statement
   [X]     Definitive proxy statement
   [ ]     Definitive additional materials
   [ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Possis Medical, Inc.

                (Name of Registrant as Specified in Its Charter)

                       Irvng R. Colacci, Vice President,
         Legal Affairs & Human Resources, General Counsel and Secretary
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
  [X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
          _____________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:
         ______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
         ______________________________________________________________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

     (4)  Proposed maximum aggregate value of transaction:
          _____________________________________________________________________

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)  Amount previously paid:
              _________________________________________________________________

         (2)  Form, schedule or registrations statement number:
              _________________________________________________________________

         (3)  Filing party:

              _________________________________________________________________

         (4)  Date filed:
              _________________________________________________________________

                              POSSIS MEDICAL, INC.
                            2905 Northwest Boulevard
                       Minneapolis, Minnesota 55441-2644



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                December 6, 1995

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 6, 1995 at 4:00 p.m. at the Radisson Hotel and Conference Center Minneapolis, 3131 Campus Drive, Plymouth, Minnesota 55441 for the following purposes:

     1. To elect seven (7) directors.

     2. To approve an amendment  to the  Corporation's  1992 Stock  Compensation
        Plan.

     3. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Corporation.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof. All shareholders of record on the transfer books of the Corporation as of the close of business on Friday, October 13, 1995 will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.


                                    By Order of the Board of Directors


                                    IRVING R. COLACCI
                                    Secretary


Dated: October 30, 1995

                            2905 Northwest Boulevard
                       Minneapolis, Minnesota 55441-2644

                                PROXY STATEMENT



                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Shareholders of Possis Medical, Inc. (the "Corporation"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on December 6, 1995 and any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Corporation.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of Proxy will be honored if received at the offices of the Corporation, addressed to the attention of Irving R. Colacci, Secretary, on or before December 5, 1995. In addition, on the day of the Meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting hall.

     Proxies not revoked will be voted in accordance with the choice specified by Shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of directors proposed by the Board of Directors and listed herein. If a Shareholder abstains from voting as to any matter, then the shares held by such Shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall not be deemed to be represented at the Meeting for purposes of calculating the vote for approval of such matter.

     The Corporation will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining Proxies from, beneficial owners of the Corporation's Common Shares. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter, or facsimile. Proxies may be solicited by officers or other employees of the Corporation, who will receive no special compensation for their services. The Corporation's management intends to send this Proxy Statement and the enclosed Proxy to Shareholders commencing on approximately October 30, 1995.

                                 VOTING RIGHTS

     At October 13, 1995, 11,721,281 Common Shares, the only voting securities of the Corporation, were outstanding. Each Common Share is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of Directors. Only holders of Common Shares of record at the close of business on October 13, 1995 will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

                             COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial holdings as of October 13, 1995 of each Director and Named Executive Officer and all Directors and Executive Officers as a group. The Corporation is aware of no person who beneficially owns more than five percent of the Corporation's Common Shares.

                                          Sole             Shared
 Name of Beneficial                    Voting and        Voting and       Total
 Owner or Identity                     Investment        Investment       % of
      of Group                            Power             Power         Class

 Joe A. Walters, Director               55,283 (1)          --              *

 Dean Belbas, Director                  48,753 (2)          --              *

 Donald C. Wegmiller, Director          39,927 (3)          --              *

 Seymour J. Mansfield, Director        144,212 (4)        11,000           1.3

 Demetre M. Nicoloff, M.D., Director   307,610 (5)       143,000           3.8

 Ann M. Possis, Director                87,750 (6)         4,500  (7)       *

 Robert G. Dutcher, Director,          131,746 (8)          --             1.1
   President & Chief Executive Officer

 Irving R. Colacci,                     31,940 (9)          --              *
   Vice President, Legal Affairs
   & Human Resources,
   General Counsel and Secretary

 William J. Drasler,                    86,153(10)          --              *
   Vice President of
   Research and Development

 Directors and Executive Officers
   as a Group (13 persons)           1,042,279(11)       158,500          11.5
_________________________
(1) Includes 27,306 shares issuable upon exercise of currently exercisable options.
(2) Includes 39,353 shares issuable upon exercise of currently exercisable options.
(3) Includes 39,927 shares issuable upon exercise of currently exercisable options.
(4) Includes 35,260 shares issuable upon exercise of currently exercisable options.
(5) Includes 9,075 shares issuable upon exercise of currently exercisable options.
(6) Includes 750 shares issuable upon exercise of currently exercisable options.
(7) Ms. Possis serves as co-trustee of the Possis Marital Trust and, as such, has voting power over an additional 239,003 shares of the Corporation's Common Shares owned by the Trust and not reflected in the above table. In addition, the Trust holds 20,250 shares issuable upon exercise of currently exercisable options.
(8) Includes 105,250 shares issuable upon exercise of currently exercisable options.
(9) Includes 30,126 shares issuable upon exercise of currently exercisable options.
(10) Includes 61,750 shares issuable upon exercise of currently exercisable options.
(11) Includes 459,797 shares issuable upon exercise at currently exercisable options.

*  Denotes ownership of less than 1% of shares outstanding

                              ELECTION OF DIRECTORS
                              (Proposal Number 1)

     At the Annual Meeting, seven Directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Unless instructed not to vote for the election of Directors or not to vote for any specific nominee, the Proxy will vote FOR the election as Directors of the seven nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the Proxy may vote for such other person as he, in his discretion, may determine.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED.

     Information Concerning Nominees. The following information concerning principal occupation has been furnished by the nominees. Each of the nominees has held the principal occupation for more than the past five years, unless otherwise indicated.

                                                        Director   Committee
Director Nominees    Principal Occupation         Age    Since      Position

Joe A. Walters       Partner, O'Connor & Hannan,   75    1960    Audit Committee
                     Attorneys, Minneapolis,
                     Minnesota.


Dean Belbas          Senior Vice President,        63    1984    Executive and
                     Director of Investor                        Compensation
                     Relations, General Mills,                   Committees
                     Inc., Minneapolis,
                     Minnesota, since January 1993.
                     Prior thereto, Vice President,
                     Director of Corporate
                     Communications, General Mills,
                     Inc., Minneapolis, Minnesota.


Donald C. Wegmiller  President and CEO,            57     1987    Executive,
                     Management Compensation                      Audit, and
                     Group/Health Care,                           Compensation
                     Minneapolis, Minnesota,                      Committees
                     April 1993 to present;
                     President & CEO, Health
                     One Corporation, Minneapolis,
                     Minnesota, May 1987 to April
                     1993.  Director, Minnesota
                     Power & Light Company, HBO
                     & Co., Medical Graphics
                     Corporation, LifeRate Systems,
                     Inc., InPhyNet Medical
                     Management Co.


Seymour J. Mansfield Shareholder, Mansfield        50     1987    Executive,
                     & Tanick, P.A., Attorneys,                   Audit, and
                     Minneapolis, Minnesota,                      Compensation
                     since 1989; Owner,                           Committees
                     S.J. Mansfield & Associates,
                     Attorneys, Minneapolis,
                     Minnesota, 1982-1989.


Demetre M. Nicoloff  Cardiac Surgeon, Vice        62      1991    Audit and
                     President of Cardiac                         Medical
                     Surgical Associates, P.A.,                   Advisory
                     Minneapolis, St. Cloud                       Committee
                     and St. Paul, Minnesota;
                     Director, Optical Sensors,
                     Incorporated, and Micromedics,
                     Inc.


Robert G. Dutcher    President and Chief          50      1993    Executive
                     Executive Officer                            Committee
                     of the Corporation since
                     October 1993; Executive
                     Vice President from
                     December 1992 to October
                     1993; President, Possis
                     Holdings, Inc., since 1987.


Ann M. Possis        Director of Development of   35      1993     Audit
                     Voyageur Outward Bound                        Committee
                     School since April 1995;
                     Development Associate,
                     Planned Parenthood of
                     Minnesota, 1992-1995;
                     various sales and marketing
                     positions with West
                     Publishing Company,
                     Minneapolis, Minnesota,
                     from 1983 to 1991.




     Meetings. During fiscal year 1995, the Board of Directors had four regular meetings and one special meeting. Actions were also taken by written consent.
All directors attended at least 75% of all meetings of the Board and the Committees of which they are members.

     Committees. The Corporation has established four committees to address the Corporation's business: the Executive Committee met eight times during fiscal year 1995 and is responsible for exercising the authority of the Board in the management of the Corporation during the intervals between meetings of the Board and for formulating and recommending general policies for Board consideration; the Audit Committee met once during fiscal year 1995 and is responsible for reviewing the scope and the results of the annual independent audit of the books and records of the Corporation and to review compliance with all Corporate financial policies as approved by the Board; the Medical Advisory Committee did not meet formally during fiscal year 1995 and is responsible for providing information and recommendations to the Board on technical medical issues and considerations that may have an impact on the Corporation's business strategies, policies, and research and development projects; and the Compensation Committee met two times during fiscal 1995 and is responsible for reviewing and establishing compensation for officers of the Corporation and administering the Corporation's Stock Compensation Plan. The Corporation has no Nominating Committee.

     Director Fees. With the exception of the Chairman of the Board, each outside Director receives $2,000 as an annual retainer. Mr. Wegmiller receives an $8,000 annual retainer as Chairman. Each outside Director also receives $500 for each Board meeting attended and $200 for each teleconference Board meeting attended. Outside Directors sitting on the Executive Committee receive a $4,000 annual retainer. All committee Chairmen receive a $3,000 annual retainer. The Chairmen of the Compensation and Audit Committees each receive $500 per meeting and the members receive $250 per meeting. Total fees of $55,750 were earned by outside Directors during fiscal 1995.

     Pursuant to the Company's 1992 Stock Compensation Plan, each outside Director is permitted to elect to receive Director fees in the form of discounted stock options. Each Director must make an election on or before June 1 of each year with regard to fees that would otherwise by payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular Director by the dollar amount of the discount from fair market value in the exercise price. All outside Directors, with the exception of Dean Belbas and Ann M. Possis, elected to receive discounted stock options in lieu of cash payment of Director fees for calendar year 1995.

     On January 2, 1995, all outside Directors, with the exception of Ms. Possis and Mr. Belbas, received discounted stock options in lieu of cash payments of fees for calendar year 1994. These options were granted pursuant to elections made in May 1994. A total of 11,574 options at an exercise price of $3.875 were granted. Ms. Possis and Mr. Belbas elected to receive cash payment of fees for calendar year 1994.

     The Company's 1992 Stock Compensation Plan provides for the annual grant of options to purchase 3,000 Common Shares to outside Directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest ratably over a four-year period and expire ten years after the date of grant. During fiscal 1995, 18,000 options were granted to outside Directors under this Plan at an exercise price of $7.75.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation and its subsidiaries during each of the three fiscal years ended July 31, 1995, to each executive officer who received salary and bonus in excess of $100,000 during fiscal year 1995 ("Named Executive Officers"):

     Name and                    Annual             Long-Term
Principal Position    Year    Compensation        Compensation
                                                      Awards
                            Salary    Bonus   Restricted   Securities     All
                             ($)       ($)      Stock     Underlying/    Other
                                               Award($)     Options/     Compen-
                                                              SARs     sation(1)
                                                              (#)         ($)

Robert G. Dutcher     1995  124,154  36,000(2)                  --        3,725
  CEO and President   1994  112,923  23,000       --          20,000      4,087
                      1993  102,308  36,000(3) 138,750(4)     22,000      3,519

Irving R. Colacci     1995   83,258  18,000(5)    --            --        2,498
  Vice President,     1994   80,663  13,000       --          10,000      2,765
  Legal Affairs &     1993   75,651   5,000       --          12,000      1,975
  Human Resources,
  General Counsel
  and Secretary

William J. Drasler    1995   89,460  14,000(6)    --            --        2,684
  Vice President,     1994   85,520  15,000       --          15,000      3,018
  Research and        1995   83,723  23,700(7)  111,000(8)    18,000      2,725
  Development


(1)  Includes only Company matching contributions to its 401(k) Plan.

(2)  Includes $21,959 in cash and $14,041 in Common Shares of the Corporation.

(3)  Includes $15,000 in cash and $21,000 in Common Shares of the Corporation.

(4) Mr. Dutcher was granted 15,000 shares of restricted stock, of which 3,000 shares vested or will vest on each of December 1, 1993 and June 3, 1994 through 1997. As of July 31, 1995, 6,000 shares with an aggregate market value on that date of $84,500 remained restricted. Any dividends paid to common shareholders will be paid on these shares.

(5)  Includes $10,982 in cash and $7,018 in Common Shares of the Corporation.

(6)  Includes $8,539 in cash and $5,461 in Common Shares of the Corporation.

(7)  Includes $9,000 in cash and $14,700 in Common Shares of the Corporation.

(8) Mr. Drasler was granted 12,000 shares of restricted stock, of which 2,400 shares vested or will vest on each of December 2, 1993 and June 3, 1994 through 1997. As of July 31, 1995, 4,800 shares with an aggregate market value on that date of $67,200 remained restricted. Any dividends paid to common shareholders will be paid on these shares.

OPTION GRANTS IN LAST FISCAL YEAR

   No options or SARs were granted to the Named Executive Officers during fiscal year 1995.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

   The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 1995, for the Named Executive Officers.



     Name            Shares       Value         Number of          Value of
                    Acquired     Realized      Securities        Unexercised
                      Upon                     Underlying        In-The-Money
                    Exercise                   Unexercised         Options
                       (#)         ($)          Options at         at Fiscal
                                             Fiscal Year-End      Year-End(1)
                                                   (#)                 ($)
                                               Exercisable/       Exercisable/
                                              Unexercisable       Unexercisable

Robert G. Dutcher      --          --         105,250/30,750     792,196/201,531
Irving R. Colacci      --          --          30,126/14,500     251,330/95,750
William J. Drasler     --          --          61,750/23,250     450,031/151,688


     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options at fiscal year-end.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") consists of three independent outside directors. The Committee is responsible for setting salaries for officers and for granting incentive awards and stock-based compensation to officers and other key employees.

Compensation Philosophy

     Compensation decisions for fiscal 1995 continue to be guided by the general compensation philosophy adopted by the Committee in 1993, as supplemented by an Incentive Compensation Plan adopted in concept by the Committee in October 1994. The Company's compensation program is intended to attract and retain the highest quality personnel possible consistent with the Company's resources.

     Compensation of management personnel continues to be based on four types of compensation: a) base salaries; b) cash and/or stock bonuses; c) stock options; and d) restricted stock.

(a) Base Salaries

     Base salaries continue to be determined and adjusted consistent with policies and procedures applied in past years. Base salaries for officers are intended to be competitive with salaries offered by other emerging medical device companies. Emerging companies continue to be used for comparison purposes because during 1995 the Company's products remained in clinical testing in the United States and achieved only limited initial sales outside of the United States. In the absence of meaningful revenues and profitable operations, the Company does not have the financial resources to match salaries offered by larger and profitable medical companies. The Company, however, seeks whenever possible to offer salaries at the time of hire competitive with salaries offered by companies with which it competes for the services of key personnel. By augmenting base salary with equity-based compensation, the Company seeks to continue to attract and retain quality management personnel despite limited financial resources. Annual increases in base salaries for existing officers are generally limited to cost-of-living adjustments. Larger increases are given, as appropriate, to reflect changes in job responsibility, authority, or to internally balance the salary structure among the executive officer group. Because no officer-level personnel were hired during fiscal year 1995, all base salary compensation levels were restricted to internal balancing adjustments and a cost-of-living increase implemented on January 1, 1995.

     Because no officer-level personnel were hired in 1995, the Company did not engage in a detailed comparison of competitive salary levels for new officers. This information is, however, tracked on a continuous basis and is used in compensation decisions as the need arises.

(b) Bonuses

     Cash and/or stock bonuses are awarded annually and are used to reward officers and other key employees for achievement of corporate financial and technical milestones, as well as individual performance. Bonuses awarded during fiscal year 1995 to reward fiscal year 1994 performance consisted of cash and stock awards to a total of twenty-seven employees. The awards were based on a Committee-approved total pool available for awards. The size of the pool was determined by corporate performance and was apportioned based on management's evaluation of performance by individual key employees. The awards granted consisted of 61% cash and 39% Possis Common Stock. The value of the total award per person ranged from 5% to 30% of base salary.

     An Incentive Compensation Plan that provides objective guidelines for determining total and individual awards was approved in concept by the Committee in October 1994 to guide incentive awards for performance during fiscal year 1995. The Committee substantially approved the specifics of the Plan in August 1995 and, on September 13, 1995, approved cash bonuses for thirty-six employees. These cash bonuses ranged in value from 3% to 40% of base salary.

(c) Stock Option

     Stock options under the 1992 Stock Compensation Plan are intended as incentive compensation and have historically been granted annually to officers and other key employees based on the Company's financial performance and achievement of technical and regulatory milestones. Stock options were granted in June 1994 to reflect fiscal 1994 performance. No awards were granted during fiscal year 1995. Stock option awards consistent with the intent of the Incentive Compensation Plan were approved on September 13, 1995, to reward performance during fiscal year 1995. A total of 190,900 stock options were approved and became effective October 3, 1995, at a price equal to 100% of the fair market value on the date of grant and subject to a four year vesting period.

(d) Restricted Stock

     The fourth component of the Company's compensation system is a restricted stock program instituted in June 1993 primarily as a vehicle to retain key officers. No restricted stock has been granted since the initial grant in June 1993 to the CEO and two vice presidents. No additional grants are contemplated at this time. Future grants will be made at the discretion of the Committee based on an ongoing assessment of the need to utilize this form of equity compensation to retain key officers in light of the Company's financial resources and ability to compete with compensation packages offered by other medical companies.


CEO Compensation

     Robert G. Dutcher, as CEO of the Company, participates in the general compensation program of the Company, as described above, along with all other key employees. At the time of his assumption of responsibilities as CEO in 1993, Mr. Dutcher's base salary was set at a level determined by the Committee to be appropriate for his level of experience and performance as an officer of the Company. During 1995 his base salary was increased 6% to reflect a cost-of living increase and to recognize favorable corporate and individual performance. Mr. Dutcher also received a cash and stock bonus in October 1994 equal to approximately 30% of base salary. This bonus award reflected the Committee's judgment as to Mr. Dutcher's individual performance and the overall performance of the Company in completing a significant public stock offering, achieving regulatory and technical milestones, and making significant progress toward a major strategic marketing alliance during fiscal year 1994.

     At this time the Committee has no formal, written plan for CEO compensation separate and apart from the Company's general compensation philosophy and the Incentive Compensation Plan. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance measured against established guidelines and objectives, consistent with guidelines applicable to all key employees. Current guidelines and objectives are contained in the Company's 1996-1999 Strategic Plan, as approved by the Board of Directors in July 1995.




                                                Compensation Committee
                                                the Board of Directors

                                                Seymour J. Mansfield, Chairman
                                                Donald C. Wegmiller
                                                Dean Belbas

PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative return through July 31, 1995 of Possis Medical, Inc. Common Stock as compared with Standard and Poor's Medical Products and Supplies Index and Standard and Poor's 500 Stock Index. This information assumes a base point at July 31, 1990 of $100.00 and the reinvestment of all dividends.

                          BASE
COMPANY/INDEX NAME       PERIOD    RETURN    RETURN    RETURN  RETURN    RETURN
                          1990      1991      1992      1993    1994      1995

Possis Medical, Inc.       100     206.25    218.75     262.5   162.5    236.88
S&P 500 Index              100     112.76    127.18     138.29  145.42   183.39
S&P Medical Products       100     140.64    152.21     111.93  121.06   191.71
  & Suplies Index


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ROYALTY PAYMENTS

     Through fiscal year 1995, Z.C. Possis and the Z.C. Possis Estate (the "Estate") were paid 11.25% of all payments received by the Corporation from St. Jude Medical, Inc. ("St. Jude") pursuant to the terms of an assignment agreement between the Corporation and St. Jude relating to certain heart valve patent rights. Payments to Mr. Possis of 7.5% of all payments received by the Corporation from St. Jude were authorized by the Board in 1979 to recognize that Mr. Possis was the sole inventor of the devices subject to the patents and that Mr. Possis had worked on development of the devices on his own personal time over a period of approximately four years. An additional 3.75% of all payments received by the Corporation from St. Jude was authorized by the Board in 1992 to be paid to Mr. Possis in recognition of the contributions of Mr. Possis to the Corporation, the absence of a pension program for Mr. Possis following retirement, and the fact that at the time that Mr. Possis assigned his rights to the Corporation he received no consideration individually.


     For the fiscal year ended July 31, 1995, the Corporation paid a total of $366,790 for the benefit of Mr. Possis and the Estate. The Corporation additionally paid $76,618 for the benefit of Mr. Possis' daughter, who is a Director of the Corporation, $69,283 each for the benefit of two of his sisters-in-law, and $128,785 for the benefit of a trust for the children of Demetre Nicoloff, M.D., a consultant in the development of the devices subject to the patents and currently a Director of the Corporation. Such additional payments or accruals for the fiscal year ended July 31, 1995, arise out of the transfer by the foregoing persons of their rights in the heart valve patents.

LEGAL SERVICES

     Mr. Seymour J. Mansfield, a Director of the Corporation, is a sharehoder in a law firm that performs legal services for the Corporation from time to time. The amount of fees paid by the Corporation during fiscal 1995 to Mr. Mansfield's law firm does not exceed five percent of that firm's gross revenues for its last full fiscal year.



                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Officers and Directors of the Corporation and persons who own more than 10% of a registered class of the Corporation's equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1995 and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to its Officers and Directors have been complied with. The Corporation is aware of no person who owns more than 10% of the Corporation's Common Shares.

                         AMENDMENT OF THE CORPORATION'S
                          1992 STOCK COMPENSATION PLAN
                                (Proposal No. 2)

     The Corporation's Board of Directors has approved, subject to shareholder approval, an amendment to the Possis Medical, Inc., 1992 Stock Compensation Plan (the "Plan") to increase the number of shares added to the Plan each year from 1% to 2% of the total number of shares outstanding and to increase the maximum number of shares of common stock that may be issued pursuant to Incentive Stock Options ("ISOs") to 1,000,000 shares. The following description of the Plan is qualified in its entirety by the full text thereof, copies of which may be obtained without charge upon written request to Mr. Irving R. Colacci, the Corporation's Secretary.

     The Board of Directors adopted the Plan on August 6, 1992. The shareholders approved the Plan on December 9, 1992. The Corporation initially reserved a total of 600,000 shares of its Common Stock (subject to adjustment from time to time for stock splits or dividends) for issuance upon the exercise of options or other awards granted pursuant to the terms of the Plan. The total number of shares reserved and available for distribution under the Plan is increased annually on January 2 by 1% of the number of shares outstanding at July 31 of the prior year. Of the shares available, 350,000 shares were authorized to be issued pursuant to ISOs. The 350,000 shares available for issuance pursuant to ISOs are reserved for issuance pursuant to currently outstanding grants.

     The purpose of the Plan is to enable the Corporation to retain and reward employees, directors, officers, advisors and consultants and to strengthen the mutuality of interests between such individuals and the shareholders by offering performance-based stock incentives and other equity or equity-based compensation. Directors, officers, highly compensated employees, advisors, and consultants of the Corporation and any subsidiary, parent or affiliate are eligible to receive awards under the Plan as determined by the Compensation Committee. The increase in the number of shares available under the Plan is necessary due to the expected growth of the Corporation, an increase in the number of employees eligible for awards under the Plan and increasing competition for the services of current and future employees. The fair market value of the Corporation's Common Stock on October 18, 1995 was $14-7/16 per share. A description of the provisions of the Plan follows:

     Administration. The Plan is administered by a Committee of at least two "disinterested" members of the Board of Directors. Current administration is by the Compensation Committee, all members of which qualify as "disinterested persons" for purposes of SEC Rule 16b-3.

     Types of Compensation. The Plan authorizes awards of the following types of equity-based compensation: Incentive Stock Options (ISOs); Non-Qualified Stock Options (NQSOs); Stock Appreciation Rights (SARs); Restricted Stock; Deferred Stock; Annual Grants of Stock Options to Directors; Stock Options to Directors in Lieu of Compensation for services rendered as Directors; and Other Stock-Based Awards valued in whole or in part by reference to stock of the Corporation. No ISOs may be granted on or after August 1, 2002, nor shall such options remain valid beyond ten years following the date of grant. The following describes each type of award in greater detail:

     1. Stock Options. Incentive Stock Options ("ISOs") and Non-Qualified Stock Options ("NQSOs") may be granted for such number of shares as the Committee will determine and may be granted alone, in addition to, or in tandem with other awards under the Plan.

     Stock options will be exercisable at such times and subject to such terms and conditions as the Committee will determine and over a term to be determined by the Committee, which term will be no more than ten years after the date of grant. The option price for any ISO will not be less than 100% of the fair market value of the Corporation's common stock as of the date of grant. The option price for any NQSO will not be less than 80% of the fair market value of the Corporation's common stock as of date of grant. Payment of the option price may be in cash, check, note (if approved by the Board), or such other instrument or method as the Committee may accept, including Restricted or Deferred Stock subject to an award under the Plan, exercise of a SAR granted under the plan, or through delivery of stock acquired by successive exercises of the ISO or NQSO.

     Upon termination of an employee for a reason other than death, disability, or retirement, stock options remain exercisable for three months following such termination or until the end of the option period, whichever is shorter. Upon the disability of the employee, stock options are exercisable within the lesser of the remainder of the option period or one year from the date of disability. Upon the retirement of the employee consistent with the retirement policy of the Corporation, stock options other than ISOs are exercisable within the lesser of the remainder of the option period or five (5) years from the date of retirement.

     Stock options are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. Upon the death of an employee, stock options are exercisable by the deceased employee's representative within the lesser of the remainder of the option period or one year from the date of the employee's death. Unless otherwise determined by the Committee, only options which are exercisable on the date of termination, death, disability, or retirement may be subsequently exercised.

     2. Stock Appreciation Rights. Stock Appreciation Rights ("SARs") may be granted either alone or in addition to other awards granted under the Plan and may, but need not, relate to all or part of any stock option granted under the Plan. SARs may be exercised in accordance with procedures established by the Committee as set forth in the applicable award agreement, subject to specific restrictions contained in the Plan, such as: SARs shall not be transferable except under the laws of descent and distribution or pursuant to a qualified domestic relations order; upon exercise of a SAR, any related option shall be deemed to have been exercised; and the Committee, in its discretion, may determine at the time of grant the amount to be paid upon exercise in the event of a "change in control" of the Corporation.

     3. Restricted Stock. Restricted stock may be granted alone, in addition to, or in tandem with other awards under the Plan, and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of restricted stock may vary from participant to participant.

     During the restriction period, the employee may not sell, transfer, pledge or assign the restricted stock. The certificate evidencing the restricted stock will remain in the possession of the Corporation until the restrictions have lapsed.

     Upon the termination of the employee's employment for any reason during the restriction period, all restricted stock either vests or is subject to forfeiture, in accordance with the terms and conditions of the initial award. During the restriction period, the employee has the right to vote the restricted stock and to receive any cash dividends. At the time of the award, the Committee may require the deferral and reinvestment of any cash dividends in the form of additional shares of restricted stock. Stock dividends are treated as additional shares of restricted stock and are subject to the same terms and conditions as the initial grant.

     4. Deferred Stock. Deferred stock may be granted alone, in addition to, or in tandem with other awards under the Plan, and may be conditioned upon the attainment of specific performance goals or such other factors as the Committee may determine. The provisions attendant to a grant of deferred stock may vary from participant to participant.

     In making an award of deferred stock the Committee determines the periods during which the stock is subject to forfeiture and grants such stock without payment therefor. Upon vesting, the award is settled in shares of the Corporation's common stock.

     During the deferral period as set by the Committee, the employee may not sell, transfer, pledge or assign the deferred stock award. At the end of the deferral period, shares of common stock equal to the number covered by the award of deferred stock are delivered to the employee.

     Upon the termination of the employee's employment for any reason during the deferral period, all deferred stock either vests or is subject to forfeiture, in accordance with the terms and conditions of the initial award.

     During the deferral period, and as determined by the Committee at the time of award, amounts equivalent to any dividends that would have been paid had the shares of deferred stock covered by a given award been issued will be paid to the employee, or deemed reinvested in additional shares of deferred stock. Deferred stock will carry no voting rights until such time as the stock is actually issued.

     5. Annual Stock Options to Directors. Directors of the Corporation who are not otherwise employees are granted annually, on January 2nd, options to purchase 3,000 shares of the Corporation's common stock. The option price is not less than 100% of the fair market value of the Corporation's common stock as of the date of grant. Each option becomes exercisable in annual increments of 750 shares beginning on the first annual anniversary of the date of grant, is exercisable for ten years following the date of grant and is subject to the same terms and conditions as apply to other stock options granted under the Plan.

     6. Stock Options to Directors in Lieu of Fees. On or before June 1 of each year, each director who is not otherwise an employee of the Corporation is permitted to elect to receive fees that would otherwise be due for services rendered that year as a director in the form of discounted stock options. The exercise price of each option is 50% of the fair market value of the Corporation's common stock on the date of grant. The difference between 100% and 50% of the fair market value of the Corporation's common stock on the date of grant times the number of options granted equals the fees that would otherwise be due for services for the year immediately preceding the date of grant. The date of grant is January 2. Each option becomes exercisable in full six months following the date of grant, is exercisable for ten years following the date of grant and is subject to the same additional terms and conditions as apply to other stock options granted under the Plan.

     7. Other Stock-Based Awards. The Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Corporation's common stock. These awards may be granted alone, in addition to, or in tandem with stock options, SARs, restricted stock or deferred stock granted under the Plan. Such awards will be made upon terms and conditions as the Committee may in its discretion provide.

     Number of Shares. The total number of shares of stock reserved and available for distribution under the Plan initially was 600,000 shares of Stock, a maximum of 350,000 of which could be issued as Incentive Stock Options. The total number of shares of Stock reserved and available for distribution under the Plan is increased annually on January 2 by 1% of the number of shares of the Corporation's common stock outstanding at July 31 of the prior year. On October 3,1995, the Board granted ISOs to officers and key employees of the Corporation. The status of all of the grants made to officers of the Corporation (totalling 120,500 shares) as ISOs are contingent on shareholder approval authorizing an increase in the number of shares of Common Stock available for issuance pursuant to the exercise of ISOs. When counted as ISOs, these 120,500 options exceed the number of ISOs currently authorized by the Plan. As of the end of fiscal year 1995, 447,791 shares remained eligible for issuance under the Plan. The October 3, 1995 grant reduced this amount to 261,391 shares.

     The following table lists the number of stock grants and option grants issued to the Corporation's officers, directors, and non-officer employees as a group since inception of the Plan.

       Name and Position                       Stock Grants    Options Granted

Robert G. Dutcher                                 19,553           67,000 *
Chief Executive Officer, President and Director
William J. Drasler, Vice President                14,393           47,500 *
Research and Development
Robert J. Scott, Vice President                   12,322           41,900 *
Manufacturing Operations
Russel E. Carlson, Vice President                  1,276           38,500 *
Finance and Chief Financial Officer
Irving R. Colacci, Vice President                  1,276           38,200 *
Legal Affairs & Human Resources,
General Counsel and Secretary
James D. Gustafson, Vice President                 1,064           40,500 *
Quality Assurance and
Regulatory/Clinical Affairs
Joseph J. Afryl, Vice President                      567           30,900 *
Sales and Marketing
Donald C. Wegmiller                                  --            21,398
Chairman of the Board
Dean Belbas                                          --            13,361
Director
Joe A. Walters                                       --            13,931
Director
Seymour J. Mansfield                                 --            16,088
Director
Demetre M. Nicoloff                                  --            13,575
Director
Ann M. Possis                                        --             6,000
Director
Employees as a Group                               6,427          144,200
(excluding above-named persons)
             TOTAL                                56,878          533,053

     * These amounts include the following ISOs granted effective October 3, 1995 and made contingent on shareholder approval of amendment to the Plan:
Robert G. Dutcher, 25,000 shares; William J. Drasler, 14,500 shares; Robert J. Scott, 15,900 shares; Irving R. Colacci, 16,200 shares; Joseph J. Afryl, 15,900 shares; James D. Gustafson, 16,500 shares; Russel E. Carlson, 16,500 shares.

     Eligibility. Under the Plan, only employees are eligible to be granted Incentive Stock Options ("ISOs") that are intended to qualify as ISOs pursuant to the Internal Revenue Code. All other grants under the Plan are granted to officers, advisors, consultants, and highly compensated employees, subject to restrictions as stated in the Plan relating to specific types of grants. Directors are eligible to receive grants only under the Section of the Plan pertaining specifically and exclusively to Directors'
Options.

     Amendment and Termination. The Plan may be amended, altered, discontinued, or terminated by the Board of Directors, except that the Board may not, without the approval of the Corporation's shareholders, increase the number of shares reserved for purposes of the Plan, authorize an increase in the total number of shares reserved for issuance upon exercise of Incentive Stock Options, change the individuals or class of individuals eligible to participate in the Plan, extend the maximum option period provided under the Plan, revise the terms of annual option grants to directors, grant Incentive Stock Options at less than 100% of the fair market value of the stock on the date of grant, permit the issuance of stock prior to payment in full therefor, or impair the rights of a Participant under any award theretofore granted.

     Change in Control. In the event of a "Change in Control" of the Corporation, as defined in the Plan, any award, unless provided to the contrary in the related Award Agreement, shall become fully exercisable and vested. The value of all outstanding awards may, at the Committee's discretion, be cashed out on the basis of the "Change in Control Price" as defined in the Plan.

     Federal Income Tax Consequences of Stock Purchase Rights. The following is a brief summary of the Federal income tax aspects of awards under the Plan based on Federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     1. Incentive Stock Options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If common stock is issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant, then: a) upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a long-term loss; and b) no deduction will be allowed to the Corporation for Federal income tax purposes. The exercise of an ISO may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

     If common stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, then generally: a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option price paid for such shares; and b) the Corporation will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Corporation.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option.

     2. Non-Qualified Stock Options. Except as noted below, with respect to non-qualified stock options: a) no income is realized by the participant at the time the option is granted; b) generally, upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares on the date of exercise (the Corporation will be entitled to a tax deduction in the same amount); and c) at disposition, any appreciation (or depreciation) after date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

     3. Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of an SAR. When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise, an amount equal to the amount of cash and the fair market value of any shares received. The Corporation will be entitled to a deduction at the time and in the amount included in the participant's income by reason of the exercise. If the participant receives common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner discussed above under "Non-Qualified Stock Options."

     4. Restricted Stock. A participant receiving restricted stock generally will not recognize income at the time the restricted stock is granted, and will recognize ordinary income in the amount of the fair market value of the restricted stock at the time the stock is no longer subject to forfeiture, less the consideration paid for the stock. A participant may elect, however, under
Section 83(b) of the Internal Revenue Code, to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares of restricted stock (determined without regard to the restrictions) over the purchase price of the restricted stock. Thereafter, if the shares are forfeited, the participant will be entitled to a deduction, refund, or loss for tax purposes only in an amount equal to the purchase price of the forfeited shares regardless of whether he made a Section 83(b) election. With respect to the sale of shares after the forfeiture period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of such shares on such date. If, however, the participant makes an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market values of shares on such date (determined without regard to restrictions). The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.

     5. Deferred Stock. A participant receiving deferred stock generally will be subject to tax at ordinary income rates on the fair market value of the deferred stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on that date. The Corporation generally will be entitled to a deduction in the amount that is taxable as ordinary income to the participant.

     6. Dividends and Dividend Equivalents. Dividends paid on restricted stock generally will be treated as compensation that is taxable as ordinary income to the participant, and will be deductible by the Corporation. If, however, the participant makes a Section 83(b) election, the dividends will be taxable as ordinary income to the participant but will not be deductible by the Corporation. If dividend equivalents are credited with respect to deferred stock awards, the participant will realize ordinary income when the dividend equivalents are paid and the Corporation will be able to take a deduction at that time.

     7. Other Stock Based Awards. The Federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award. Such an award, may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted stock, or an award of deferred stock.

     The affirmative vote of a majority of the Common Stock outstanding on the record date and present in person or by proxy at the Annual Meeting is required for approval of the proposed amendment to the Plan. The Board of Directors unanimously recommends a vote FOR PROPOSAL NO. 2 to approve amendment of the Plan, and the enclosed Proxy will be so voted unless a contrary specification is made.

                       APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                              (Proposal Number 3)

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the accounts of the Corporation since July 31, 1960. They have been appointed by the Board of Directors of the Corporation for the purpose of auditing the Corporation's accounts in the current fiscal year. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed Proxy will be so voted unless a contrary specificationis made.

                             SHAREHOLDER PROPOSALS

     A shareholder proposal to be presented at the Corporation's 1996 Annual Meeting must be received at the Corporation's executive offices, 2905 Northwest Boulevard, Minneapolis, Minnesota 55441-2644, no later than July 2, 1996, for evaluation as to inclusion in the Corporation's Proxy Statement in connection with such meeting.

                                 MISCELLANEOUS

     The Board of Directors is aware of no matter, other than as described in the Notice, that will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the person named in the Proxy to vote the proxied shares in accordance.

                                 OTHER MATTERS

     A copy of the Corporation's Annual Report on form 10-K may be obtained without charge by any beneficial owner of the Corporation's Common Shares on the record date upon written request addressed to Russel E. Carlson, Vice President, Finance and Chief Financial Officer, Possis Medical, Inc., 2905 Northwest Boulevard, Minneapolis, Minnesota 55441-2644.

                                   By Order of the Board of Directors


                                   IRVING R. COLACCI
                                   Secretary

Dated: October 30, 1995
[GRAPHIC OMITTED]